Prospectus Supplement Pursuant to Rule 424(b)(3)

to Prospectus dated June 24, 2008

Registration No. 333-150336

FOAMEX INTERNATIONAL INC.

Rights Offering

110,736,644 Shares of Common Stock

Foamex International Inc. is extending its rights offering. The offering will expire at 5:00 PM, New York City time, on August 12, 2008.

All other information contained in the prospectus noted above remains unchanged.

Dated: July 24, 2008